Exhibit 5.1

October 30, 2006

016119.0344

Lyondell Chemical Company

1221 McKinney Street, Suite 700

Houston, Texas 77010

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) by Lyondell Chemical Company, a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended (the “Act”), relating to the Company’s common stock, par value $1.00 per share (the “Common Stock”), we are passing upon certain legal matters in connection with the Common Stock. The Registration Statement relates to the offering of an aggregate of 11,500,000 shares of Common Stock from time to time pursuant to Rule 415 under the Act, consisting of 10,000,000 shares of Common Stock (the “Firm Shares”) to be sold by the selling stockholder identified in the Registration Statement (the “Selling Stockholder”), together with up to 1,500,000 shares of Common Stock (the “Additional Shares” and together with the Firm Shares, the “Shares”) that may be sold by the Selling Stockholder pursuant to the underwriters’ over-allotment option as described in the Registration Statement. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

In our capacity as your counsel in the connection referred to above, we have examined the following: (i) the Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws of the Company, each as amended to date; (ii) the Registration Statement; and (iii) originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereafter expressed. We have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates. We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.

Lyondell Chemical Company	2	October 30, 2006

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company, and are duly authorized, validly issued, fully paid and nonassessable.

The opinions set forth above are limited in all respects to matters of the General Corporation Law of the State of Delaware and applicable federal law. We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.